EXHIBIT 99.1

BioForm Medical Reports Financial Results for Quarter Ended December 31, 2008, Second Quarter of Fiscal 2009

SAN MATEO, Calif., Feb. 5, 2009 (GLOBE NEWSWIRE) -- BioForm Medical, Inc. (Nasdaq:BFRM) today announced its financial results for the quarter ended December 31, 2008, which is the Company's second quarter of fiscal 2009. Net sales were $16.7 million for the quarter ended December 31, 2008 as compared to $18.6 million for the quarter ended December 31, 2007. The net loss was $7.9 million for the quarter ended December 31, 2008 as compared to a net loss of $1.6 million for the quarter ended December 31, 2007. Net sales for the six months ended December 31, 2008 were $32.4 million, as compared to $33.8 million for the six months ended December 31, 2007. The net loss was $15.7 million for the six months ended December 31, 2008 as compared to a net loss of $5.0 million for the six months ended December 31, 2007. During the second quarter of fiscal 2009, BioForm Medical implemented a significant cost reduction plan which resulted in certain non-recurring charges taken during this period.

Operating Results:

Domestic sales were $13.3 million for the quarter ended December 31, 2008 compared to $14.5 million for the quarter ended December 31, 2007, a decrease of $1.2 million or 8.3%. International sales were $3.4 million for the quarter ended December 31, 2008, compared to $4.1 million for the quarter ended December 31, 2007, a decrease of $0.7 million or 17.1%. Gross profit was $13.9 million for the quarter ended December 31, 2008 as compared to $15.5 million for the quarter ended December 31, 2007. As a percentage of sales, gross profit for the quarter ended December 31, 2008 was 83.2% as compared to 83.3% for the quarter ended December 31, 2007.

Operating expenses were $21.7 million for the quarter ended December 31, 2008 as compared to $17.5 million for the quarter ended December 31, 2007. The increase in operating expenses was primarily attributable to an increase in sales and marketing costs as a result of the expansion of the Company's sales force and clinical education teams in the United States and Europe during fiscal 2008, expansion of the Company's clinical education programs, higher clinical trial and development expenses and expenses incurred as part of the reduction of our workforce under the cost reduction plan implemented in November 2008.

Net loss per share applicable to common stockholders increased to $0.17 for the quarter ended December 31, 2008 as compared to a net loss per share applicable to common stockholders of $0.06 for the quarter ended December 31, 2007.

Product Pipeline Update:

  * In January 2009, the Company filed a Pre-Market Approval (PMA)
    supplement with the Food and Drug Administration (FDA) related to a method for mixing RADIESSE(r) with lidocaine to reduce pain and improve the comfort of RADIESSE(r) dermal filler treatment.

  * The New Drug Application (NDA) filing for Polidocanol is now anticipated to be submitted during the first half of calendar
    2009, later than previously anticipated due to delays related to manufacturing validations.

Operating Expense Reduction Plan Announced in November 2008:

In November 2008, BioForm Medical announced the implementation of a cost reduction plan. The Company is implementing these reductions targeting a future operating expense annual run-rate of approximately $64-68 million for fiscal 2010. During the first two quarters of fiscal 2009, the Company operated at the pre-cost-reduction expense rate, and it expects to transition to the lower operating expense annual run-rate for fiscal 2010. The Company has incurred transition expenses including employee severance and other one-time costs, which are included in the total operating expenses reported for the second quarter of fiscal 2009 and in the guidance provided below for fiscal 2009.

BioForm Medical's priority is to maintain a full-strength RADIESSE(r) dermal filler field sales and clinical training organization. BioForm Medical has more than 100 people in the field in the United States, including sales representatives and clinical trainers, and approximately 25 sales territories in Europe. The Company is also maintaining several key product development programs such as RADIESSE(r) dermal filler with lidocaine, certain next-generation RADIESSE(r) dermal filler initiatives, Polidocanol for sclerotherapy, and development of Relaxed Expressions(r) treatment protocols.

Fiscal 2009 Guidance:

BioForm Medical is maintaining its revenue guidance and narrowing its expense guidance ranges for fiscal 2009, which ends June 30, 2009.

  * Revenues for fiscal 2009 are expected to be approximately
    $60-70 million.
  * Operating expenses for fiscal 2009 are expected to be
    approximately $76-78 million. The Company intends to reduce expenses over the next two quarters to a run-rate of
    approximately $64-68 million annually for fiscal 2010.
  * Gross profit is expected to average approximately 80% to 83%
    of sales on an annual basis, with some possible fluctuation outside of these ranges on a quarterly basis.
  * Net loss is expected to be approximately $20-25 million for fiscal 2009.

"We are heartened by the stability of our dermal filler business over the recent months despite worsening U.S. and international economic conditions. We are still cautious about the coming quarters as recessionary macroeconomic conditions continue and consumer confidence remains low," said Steve Basta, Chief Executive Officer of BioForm Medical. "Our strategy to get through this macroeconomic downturn involves cost containment measures and four areas of focus on potential revenue growth which may enable the Company to achieve future profitability even if the downturn is protracted. The revenue growth initiatives are: 1) efforts to grow RADIESSE(r) dermal filler market share, 2) development of new indications for RADIESSE(r) dermal filler, 3) preparation for the Polidocanol launch, and 4) development of treatment protocols and plans for a future launch of Relaxed Expressions(r)."

Conference Call:

BioForm Medical CEO, Steve Basta, will hold a conference call today at 2 p.m. Pacific Time (5 p.m. Eastern Time). The conference call may be accessed by dialing 888-802-2275 for callers in the United States and 913-312-1441 for international callers. Please notify the operator that you would like to join "BioForm Medical's Second Quarter of Fiscal Year 2009 Earnings Conference Call" and provide the participant code "2497258", if prompted. The conference call will be webcast live on the Investor Relations section of BioForm Medical's website at http://investor.bioform.com/events.cfm. The online archive of the conference call and the presentation will be available approximately 90 minutes after the live call and will continue to be available for four weeks.

About BioForm Medical, Inc.:

BioForm Medical, Inc. is a medical aesthetics company headquartered in San Mateo, California, developing products that enhance aesthetic procedures performed in dermatology and plastic surgery practices. BioForm Medical's lead product is RADIESSE(r) dermal filler, a long-lasting filler for use in facial aesthetics. BioForm Medical is developing several future aesthetics products, including a radiofrequency treatment to reduce nerve function in the forehead, a sclerotherapy treatment for spider veins, and a surgical adhesive for brow lifts. For more information about BioForm Medical, please visit www.bioform.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the timing and receipt of FDA approval to market RADIESSE(r) with lidocaine, and associated marketing claims; the Company's ability to successfully complete clinical studies intended to expand the use of RADIESSE(r) into new indications; the timing of submission of an NDA filing for Polidocanol and the timing and receipt of approval by the FDA of the NDA; the Company's ability to achieve anticipated operating expense reductions in fiscal years 2009 and 2010, while maintaining a full-strength field sales and clinical training organization, as well as several key product development programs; the effect of macroeconomic conditions on the dermal filler market and on our business, and financial guidance for fiscal year 2009 are all forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current expectations and are subject to risks and uncertainties, which may cause BioForm Medical's actual results to differ materially from the statements contained herein. BioForm Medical's financial results for the quarter ended December 31, 2008, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect BioForm Medical's business and its financial results are detailed in its latest Form 10-Q as filed with the Securities and Exchange Commission on November 11, 2008. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. BioForm Medical undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

                          BIOFORM MEDICAL, INC.
                    SUMMARY OF OPERATIONS (unaudited)
                  (in thousands, except per share data)

                             Three months ended     Six months ended
                                 December 31,          December 31,
                           --------------------- ---------------------
                              2008       2007       2008       2007
                           ---------- ---------- ---------- ----------

 Net sales                  $ 16,686   $ 18,616   $ 32,357   $ 33,817
 Cost of sales                 2,813      3,080      5,537      5,872
                           ---------- ---------- ---------- ----------
 Gross profit                 13,873     15,536     26,820     27,945

 Operating expenses:
  Sales and marketing         15,685     13,109     30,915     24,863
  Research and development     2,871      2,183      5,233      4,364
  General and
   administrative              3,138      2,220      6,215      4,244
                           ---------- ---------- ---------- ----------
    Total operating
     expenses                 21,694     17,512     42,363     33,471
                           ---------- ---------- ---------- ----------

 Other income (expenses),
  net
  Interest income, net           212        587        539        748
  Other expenses, net           (215)      (132)      (572)      (101)
                           ---------- ---------- ---------- ----------
    Loss before income
     taxes                    (7,824)    (1,521)   (15,576)    (4,879)
                           ---------- ---------- ---------- ----------
 Provision for income taxes       59         83        101        141
                           ---------- ---------- ---------- ----------
 Net loss                   $ (7,883)  $ (1,604)  $(15,677)  $ (5,020)
                           ========== ========== ========== ==========

 Net loss per share, basic
  and diluted               $  (0.17)  $  (0.06)  $  (0.34)  $  (0.30)
                           ========== ========== ========== ==========

 Weighted-average number
  of shares used in
  computing loss per share
  calculation, basic and
  diluted                     46,327     28,777     46,324     16,472
                           ========== ========== ========== ==========

                          BIOFORM MEDICAL, INC.
                  CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                           -------------------------
                                           December 31,    June 30,
                                              2008           2008
                                           -------------------------
                                           (unaudited)

 Assets
 Current assets:
  Cash and cash equivalents                  $ 44,747      $ 59,204
   Accounts receivable, net of allowance
    for doubtful accounts of $1,205 at
    December 31, 2008 and $836 at
    June 30, 2008                              11,637        10,989
  Inventories                                   7,795         8,167
  Prepaid royalties                             1,110           929
  Prepaid other                                 1,340         1,603
  Other current assets                          1,048           805
                                            ----------    ----------
    Total current assets                       67,677        81,697
 Property and equipment, net                    8,563         9,037
 Long-term prepaid royalties                    2,612         3,288
 Intangible assets, net                           133           369
 Other assets                                     295           179
                                            ----------    ----------
    Total assets                             $ 79,280      $ 94,570
                                            ==========    ==========

 Liabilities and stockholders' equity
 Current liabilities:
  Accounts payable                           $  2,567      $  3,533
  Deferred revenue                                815           454
  Accrued royalty expense                         269           280
  Accrued liabilities                           7,881         8,066
  Capital lease obligations, current
   portion                                         34            34
                                            ----------    ----------
    Total current liabilities                  11,566        12,367
  Capital lease obligations, long-term
   portion                                         43            60
                                            ----------    ----------
    Total liabilities                          11,609        12,427

 Commitment and contingencies
 Stockholders' equity:
   Preferred stock, 10,000 shares
    authorized, $0.01 par value, zero
    outstanding                                    --            --
   Common stock, 100,000 shares
    authorized, $0.01 par value,
    46,327 shares issued and outstanding
    at December 31, 2008, 46,300 shares
    issued and outstanding at
    June 30, 2008                                 463           463
  Additional paid-in capital                  159,859       158,480
  Accumulated other comprehensive income           38           212
  Accumulated deficit                         (92,689)      (77,012)
                                            ----------    ----------
    Total stockholders' equity                 67,671        82,143
                                            ----------    ----------
    Total liabilities and stockholders'
     equity                                  $ 79,280      $ 94,570
                                            ==========    ==========

CONTACT:  BioForm Medical, Inc.
          Can Gumus, Senior Manager, Corporate Development
          650.286.4003